EXHIBIT 21

LIST OF SUBSIDIARIES OF RESOURCE EXCHANGE OR AMERICA CORP..

1.	Asset Recovery of America, LLC Jurisdiction of Formation: Names under which business is conducted:	Florida Asset Recovery of America, LLC